State of Delaware Secretary of State Division of Corporations Delivered 03:37 PM 01/11/2008 FILED 03:37 PM 01/11/2008 SRV 080036771 – 4384522 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION AND
FOREIGN LIMITED LIABILITY COMPANY

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Janex International, Inc., a Delaware Corporation, and the name of the limited liability company being merged into this surviving corporation is Cono Italiano, LLC, a (list jurisdiction) New Jersey limited liability company.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD: The name of the surviving corporation is Janex International, Inc.

FOURTH: The merger is to become effective on January 14, 2008.

FIFTH: The Agreement of Merger is on file at 384 North Ocean Avenue, Unit 302, Long Branch, New Jersey 07740, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 11th day of January 2008.

By:	/s/ Mitch Brown
Authorized Officer

Name:	Mitch Brown
Print or Type

Title:	CEO